CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated April 28, 2011 on the financial statements of Munder Veracity Small-Cap Value Fund (formerly known as Veracity Small Cap Value Fund), as of February 28, 2011 and for the periods indicated therein and to the references to our firm in the prospectus in this Post-Effective Amendment to Munder Veracity Small-Cap Value Fund’s Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
May 16, 2011